Exhibit 99.1

Ultimate Electronics to Restructure Operations Under Chapter 11

Sells 6.9 Million Shares of Common Stock

Stores continue to be open for business as usual

Mark J. Wattles named new Chairman of the Board

DENVER, Colorado January 11, 2005 — Ultimate Electronics, Inc. (Nasdaq: ULTEE) today announced that in order to provide it with the necessary time to complete an operational and financial restructuring, it has voluntarily filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code.  Concurrently, the Company announced that it has entered into a Stock Purchase Agreement with Mark Wattles Enterprises, LLC (“Wattles”) to purchase 6.85 million shares of Company common stock for $4.4 million and a two-year Option Agreement with Wattles to purchase 1.85 million shares of Company common stock for $1.2 million.  The Company announced that it has received a commitment for up to $113 million in debtor-in-possession from Wells Fargo Retail Finance and $5.6 million in debtor-in-possession financing from Wattles.

The Company said today’s filing in U.S. Bankruptcy Court for the District of Delaware will allow it to continue business operations while the Company works with Mr. Wattles to formulate the restructuring plan.  The post-petition financing, which is subject to Bankruptcy Court approval, is expected to provide the Company with funding to support its post-petition trade and employee obligations, as well as the Company’s ongoing operating needs during the restructuring process.

In addition, in support of the transaction, the Company’s founder and Chairman of the Board, William J. Pearse, has entered into a two-year Option Agreement to sell 1.8 million shares of Company common stock to Wattles with an exercise price of the lower of $.65 or the average closing stock price for the five-day period preceding the date of exercise and a Voting Agreement to allow Wattles to vote the shares that are subject to the option.  Various Pearse family trusts have also entered into a Voting Agreement with respect to their shares of Company common stock to allow Wattles to vote their shares.  Pursuant to the terms of the Stock Purchase Agreement, all of the Company’s directors, including Mr. Pearse, have resigned from the Company’s Board of Directors effective as of the closing of the transaction, which occurred earlier today, and Mark J. Wattles has been named the Chairman of the Board.

“After weighing all available alternatives, we believe this is the best solution for Ultimate to remain a viable business going forward,” said Dave Workman, Ultimate Electronics’ President and Chief Executive Officer. “We welcome the significant retail experience and resources that Mr. Wattles brings to our current situation. We look forward to working with him as we position the company for future profitability.”

“As a retailer, I’ve always admired the Ultimate Electronics and Soundtrack chains,” said Mark J. Wattles, the Company’s new Chairman of the Board.  “I’m excited to be part of this company’s future and am committed to seeing it return to the growth company it was.”

In conjunction with today’s filing, the Company filed a variety of “first day motions” to support its employees, vendors, customers and other stakeholders; to obtain interim financing authority and maintain existing cash management programs; to retain legal, financial and other professionals; to support the company’s reorganization case; and for other relief. The Company expects that during the restructuring process, vendors, suppliers and other business partners will be paid under normal terms for goods and services provided during the reorganization.

During this process, the Company expects to continue to provide the same high-quality goods and services as it has in the past. All stores are currently open and serving customers. In its first day motions, the Company has requested authority from the Bankruptcy Court to continue to honor its customer service policies, such as returns, exchanges, credits and layaway programs at each store location. Further, the Company has requested authority from the Bankruptcy Court to continue to pay employee wages and salaries, to offer the same medical, dental, life insurance, disability and other benefits and to accrue vacation time without interruption.

Additional information on today’s announcement is available on the Company’s website at www.ultimatelectronics.com.  Details regarding the filing can be found at www.deb.uscourts.gov or www.kccllc.net/ultimate.

Safe Harbor Statement

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the Company. These forward-looking statements include statements regarding the Company’s expectations concerning the bankruptcy process and the continuation of its day to day operations and payments to vendors and employees in the ordinary course.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to obtain approval of the DIP facility; court approval of the Company’s first day papers and other motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company’s ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company’s liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; and other risk factors identified in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2004 and other filings with the Securities and Exchange Commission.  There can be no assurance that future developments affecting the Company will be those anticipated by management.  The Company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

About Ultimate Electronics, Inc. (Nasdaq: ULTEE)

Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 14 states. The Company operates 65 stores, including 54 stores in Arizona, Idaho, Illinois, Iowa, Kansas, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics® and 11 stores in Colorado under the trade name SoundTrack®. In addition, the Company operates Fast Trak Inc., an independent electronics repair company and a wholly owned subsidiary of Ultimate Electronics.

For further information, please contact:  Investor Relations Department, Ultimate Electronics, Inc. at 303-412-2500 (ext. 2640) or 1-800-260-2660 (ext. 2640) or e-mail shareholder@ulte.com.